Filed Pursuant to Rule 424(b)(3) and (b)(8)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities of UBS AG	— (1)	$5,361,445.79(1)	$623.00(1)

(1)	The registrant has identified an error in the calculation of the registration fees paid in respect of $100,000,000 principal amount of Securities previously registered and for which registration fees in an aggregate amount of $12,880.00 were previously paid in accordance with Rule 457(r) under the Securities Act. The registrant paid: (i) $3,220.00 on November 12, 2013 in connection with a Rule 424(b)(2) filing under Registration Statement No. 333-178960; and (ii) $9,660.00 on May 20, 2014 in connection with a Rule 424(b)(2) filing under Registration Statement No. 333-178960, respectively. Upon identifying the error, the registrant is hereby paying $623.00 in additional registration fees in respect of amounts owed due to the miscalculation of the maximum aggregate offering price of these Securities solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the fee rates in effect at the time of each filing.

Amendment No. 3 dated April 17, 2015* to PRICING SUPPLEMENT dated November 12, 2013 (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$100,000,000 ETRACS Monthly Pay 2xLeveraged Diversified High Income ETN

due November 12, 2043

The ETRACS Monthly Pay 2xLeveraged Diversified High Income ETN due November 12, 2043 (the “Securities”) are a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the NYSE® Diversified High Income Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees. Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities. But if the Index Constituent Securities do not make any cash distributions, you will not receive a monthly coupon. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable. You may not receive any monthly coupon payment during the term of the Securities.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-32 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	November 12, 2013

Initial Settlement Date:	November 15, 2013

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	November 12, 2043, subject to adjustment

Coupon Payment Dates:	The 15th Trading Day following each Coupon Valuation Date, commencing on December 23, 2013 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Initial Coupon Valuation Date:	November 30, 2013

Underlying Index:	The return on the Securities is linked to the performance of the NYSE® Diversified High Income Index. The Index measures the performance of a diversified basket of publicly-traded securities that historically have paid high dividends or distributions. The Index Constituent Securities must satisfy certain dividend or distribution yield and frequency criteria, liquidity criteria and other eligibility requirements. For a detailed description of the Index, see “The NYSE® Diversified High Income Index” beginning on page PS-19.

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.40% per annum

First Redemption Date:	November 22, 2013

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated April 17, 2015

Final Redemption Date:	November 5, 2043

First Call Date:	The first date that UBS may exercise its Call Right is November 17, 2014.

Monthly Initial Closing

Level for the Initial

Calendar Month:	989.3256, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date.

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on December 1, 2013 and ending on November 1, 2043, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on November 30, 2013 and ending on October 31, 2043, subject to adjustment.

Index Sponsor:	NYSE Group, Inc.

Index Calculation Agent:	NYSE Arca® (“NYSE Arca”)

Listing:	The Securities are listed on NYSE Arca under the symbol “DVHL.”

Calculation Date:	November 2, 2043, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	NYDVHI (NYSE and Bloomberg)

Intraday Indicative Value

Symbol of the Securities:	DVHLIV <INDEX> (Bloomberg); ^DVHL-IV (Yahoo! Finance)

CUSIP No.:	90270L 859

ISIN No.:	US90270L8596

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell additional Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-38 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*

This Amendment No. 3 to the pricing supplement dated November 12, 2013 (as amended, the “pricing supplement”) is being filed for the purpose of updating (i) “Risk Factors”, (ii) “The NYSE® Diversified High Income Index” and (iii) “Material U.S. Federal Income Tax Consequences”. Otherwise, all terms of the Securities remain as stated in the pricing supplement, as amended through Amendment No 2. We filed a new registration statement on November 14, 2014, of which this pricing supplement and the base prospectus dated November 14, 2014, forms a part.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413471/d818761d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

-i-

Risk Factors

We issued the Securities initially in an amount having the aggregate Principal Amount of $25,000,000 on November 12, 2013, and issued additional securities having the aggregate Principal Amount of $75,000,000 on May 19, 2014. The Securities are part of a single series of senior debt securities issued under our indenture dated as of November 21, 2000 between us and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006. In this pricing supplement, the term “Securities” collectively refers to the original securities we issued beginning on November 12, 2013 and the additional securities we issued on May 19, 2014, unless the context otherwise requires.

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the markets to which the Index Constituent Securities are tied and events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or in the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index and its constituents, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

The Index has a limited performance history.

The Index was launched on August 20, 2013, and therefore has no performance history prior to that date. Because the Index has no history prior to August 20, 2013, little historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in the Securities. In addition, we are unable to provide hypothetical, or “back-tested”, Index returns; therefore you will not have any hypothetical data to consider when making an investment decision. The lack of hypothetical data may also make it difficult for you to evaluate the potential future performance of the Index.

The Index comprises securities chosen based in part on their recent dividend or distribution yields.

The Index Constituent Securities are included in the Index based in large part on their recent dividend or distribution yields, which reflects financial performance from only the recent past and is no guarantee of future performance. The Index Constituent Securities may not be the MLPs, BDCs, REITs, Mortgage REITs, equities and ETFs with the highest yields in the market over the term of the Securities, and thus may not result in relatively higher coupon payments and may result in no coupon payments at all. See “— You are not guaranteed any coupon payments” in the accompanying product supplement.

Risk Factors

Furthermore, the methodology of the Index may not result in the highest yielding securities in such asset classes being included in the Index. Even if the Index achieves its intended purpose of providing exposure to Index Constituent Securities that distribute relatively higher coupon payments throughout the term of the Securities, the payment at maturity may be lower than the payment at maturity of securities linked to other indices that are composed of diversified asset classes and may result in a total return that is similar to, or lower than, securities linked to other indices that are composed of diversified asset classes.

The calculation of the Reference Distribution Amount and Stub Reference Distribution Amount is based on net, rather than gross, cash distributions, which may result in a lower Coupon Amount.

The Reference Distribution Amount and Stub Reference Distribution Amount are calculated based on the net cash distributions, if any, that a Reference Holder of the Index Constituent Securities would have received. This means that, if applicable, the cash distribution amounts that are used to calculate the Reference Distribution Amount and the Stub Reference Distribution Amount will reflect reductions for withholding taxes. Information about the relevant withholding tax rates that will be applied can be found at the Index Sponsor’s website at http://nyce.com/indices. Only the cash distributions on non-U.S. Index Constituent Securities in the Index, if any, will reflect such withholding taxes. This may result in a lower Coupon Amount than would have been paid if the Reference Distribution Amount and Stub Reference Distribution Amount were based on gross cash distributions. Such adjustments, if applicable, are made without regard to how UBS offsets or hedges its exposure arising from the issuance of the Securities. In the event that the calculation of the Reference Distribution Amount or Stub Reference Distribution Amount is affected by any applicable withholding taxes, UBS will not compensate for those such reductions by paying the additional amounts described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

The Index Constituent Securities are not equally weighted and changes in the values of the Index Constituent Securities may offset each other.

Because the Index Constituent Securities are not equally weighted, the same percentage change in two or more Index Constituent Securities will have different effects on the Index Closing Level. For example, because the iShares iBoxx $ High Yield Corporate Bond Fund (NYSE Arca: HYG) and the PowerShares Emerging Markets Sovereign Debt Portfolio (NYSE Arca: PCY) each have a target weighting of 10% of the Index, any decrease in the value of these ETFs will have a significantly greater effect on the Index Closing Level than a comparable percentage increase in the value of lesser weighted Index Constituent Securities. In addition, because the Securities are linked to an Index which tracks a diverse range of asset classes, price movements between the Index Constituent Securities representing different asset classes may not correlate with each other. At a time when the value of an Index Constituent Security representing a particular asset class increases, the value of other Index Constituent Securities representing a different asset class may not increase as much or may decline. Therefore, in calculating the Index Closing Level, increases in the values of some of the Index Constituent Securities or asset classes may be moderated, or more than offset, by lesser increases or declines in the values of other Index Constituent Securities or asset classes.

Risk of investing in the real estate industry.

The Index is comprised of companies that invest, directly or indirectly, in real estate, such as Mortgage REITs, which subjects the value of the Index to many of the risks of owning real estate directly. Therefore, adverse economic, business or political developments affecting the value of real estate could have a major effect on the value of the Securities.

Risk Factors

Risk of investing in Mortgage REITs.

Mortgage REITs are exposed to the risks specific to the real estate market as well as the risks that relate specifically to the way in which Mortgage REITs are organized and operated. Mortgage REITs receive principal and interest payments from the owners of the mortgaged properties. Accordingly, Mortgage REITs are subject to the credit risk of the borrowers to whom they extend credit. Credit risk refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to a Mortgage REIT when due. To the extent that a Mortgage REIT invests in mortgage-backed securities offered by private issuers, such as commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers, the Mortgage REIT may be subject to additional risks. Timely payment of interest and principal of non-governmental issuers may be supported by various forms of private insurance or guarantees, including individual loan, title, pool and hazard insurance purchased by the issuer. There can be no assurance that the private insurers can meet their obligations under the applicable insurance policies or guarantees. Unexpected high rates of default on the mortgages held by a mortgage pool may adversely affect the value of a mortgage-backed security and could result in losses to a Mortgage REIT. The risk of such defaults is generally higher in the case of mortgage pools that include subprime mortgages. To the extent that a Mortgage REIT’s portfolio is exposed to lower-rated, unsecured or subordinated instruments, the risk of loss may increase, which may have a negative impact on the Securities.

Mortgage REITs are subject to significant interest rate risk. Interest rate risk refers to fluctuations in the value of a Mortgage REIT’s investment in fixed rate obligations resulting from changes in the general level of interest rates. When the general level of interest rates goes up, the value of a Mortgage REIT’s investment in fixed rate obligations goes down. When the general level of interest rates goes down, the value of a Mortgage REIT’s investment in fixed rate obligations goes up.

Mortgage REITs typically use leverage and many are highly leveraged, which exposes them to leverage risk. Leverage risk refers to the risk that leverage created from borrowing may impair a Mortgage REIT’s liquidity, cause it to liquidate positions at an unfavorable time and increase the volatility of the values of securities issued by the Mortgage REIT. The use of leverage may not be advantageous to a Mortgage REIT. The success of using leverage is dependent on whether the investments made using the proceeds of leverage exceed the cost of using leverage. To the extent that a Mortgage REIT incurs significant leverage, it may incur substantial losses if its borrowing costs increase. Borrowing costs may increase for any of the following reasons: short-term interest rates increase; the market value of a Mortgage REIT’s assets decrease; interest rate volatility increases; or the availability of financing in the market decreases. During periods of adverse market conditions the use of leverage may cause a Mortgage REIT to lose more money than would have been the case if leverage was not used.

Mortgage REITs are subject to prepayment risk, which is the risk that borrowers may prepay their mortgage loans at faster than expected rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise. These faster than expected payments may adversely affect a Mortgage REIT’s profitability because the Mortgage REIT may be forced to replace investments that have been redeemed or repaid early with other investments having a lower yield. Additionally, rising interest rates may cause the duration of a Mortgage REIT’s investments to be longer than anticipated and increase such investments’ interest rate sensitivity.

Mortgage REITs, like all REITs, are subject to special U.S. federal tax requirements. A REIT’s failure to comply with these requirements may negatively affect its performance.

Mortgage REITs may be dependent upon their management skills and may have limited financial resources. Mortgage REITs are generally not diversified and may be subject to heavy cash flow dependency, default by borrowers and self-liquidation. In addition, transactions between Mortgage REITs and their affiliates may be subject to conflicts of interest which may adversely affect a Mortgage REIT’s unitholders.

Risk Factors

Risk of investing in small- and medium-capitalization companies.

The Index is comprised of BDCs that are small- and medium-capitalization companies. Such companies may be more volatile and more likely than large-capitalization companies to have narrower product lines, fewer financial resources, less management depth and experience and less competitive strength. Returns on investments in securities of these companies could trail the returns on investments in securities of larger companies.

Risks of investing in ETFs.

The value of an ETF may not accurately track the value of the securities in which such ETF invests.

Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of the securities in which such ETF invests, its value may not accurately track the value of such securities. The value of an ETF will reflect transaction costs and fees that the ETF constituents do not have. Accordingly, the performance of an ETF may not be equal to the performance of the ETF constituents during the term of the Securities. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such ETF or that there will be liquidity in the trading market.

Fluctuation of NAV.

The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per unit; the ETF may trade at, above or below its NAV per unit. Accordingly, NAV may not be an accurate measure of the Securities’ returns from an ETF.

Failure of the ETF to track the level of its underlying index.

While an ETF is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent the ETF from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the ETF will not be equal to the performance of its underlying index during the term of the Securities.

Risks of ETFs that invest in fixed income securities.

Five of the Index Constituent Securities are Bond ETFs that attempt to track the performance of indices composed of fixed income securities, including investment grade and high yield municipal bonds, high yield corporate bonds and emerging market sovereign bonds. Investing in the Securities, which are linked to the Bond ETFs, differs significantly from investing directly in bonds themselves and holding them until maturity since the values of the Bond ETFs fluctuate, at times significantly, during each Trading Day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those underlying the Bond ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the Bond ETFs, which each mandate that each security must have a minimum term remaining to maturity for continued eligibility, means that, at any time, only longer-term securities underlie the Bond ETFs, which thereby increases the risk of price volatility in the

Risk Factors

underlying securities and, consequently, the volatility in the value of the Bond ETFs. As a result, rising interest rates may cause the value of the bonds underlying the Bond ETFs, the Bond ETFs and, therefore, the Securities, to decline.

Interest rates are subject to volatility due to a variety of factors, including:

➢	sentiment regarding underlying strength in the U.S. and global economies;

➢	expectations regarding the level of price inflation;

➢	sentiment regarding credit quality in the U.S. and global credit markets;

➢	central bank policies regarding interest rates; and

➢	the performance of U.S. and foreign capital markets.

In addition, the prices of the Bond ETF constituents are significantly influenced by the creditworthiness of the issuers of the bonds. Such Bond ETF constituents may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on a variety of bonds and, as a result, the prices of such bonds dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the Securities, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the Bond ETFs and the Securities.

Risks of ETFs that invest in high yield bonds.

The iShares® iBoxx $ High Yield Corporate Bond Fund (NYSE Arca: HYG), the Market Vectors High-Yield Municipal Index ETF (NYSE Arca: HYD) and the SPDR Nuveen S&P High Yield Municipal Bond ETF (NYSE Arca: HYMB) invest in U.S. dollar high yield corporate and municipal bonds and are therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or municipalities or by highly leveraged (indebted) firms or municipalities, which are generally less able than more financially stable firms or municipalities to make scheduled payments of interest and principal.

Risks of ETFs that invest in preferred stock.

The Securities are linked to ETFs that invest in preferred stock. Generally, preferred stockholders have no voting rights with respect to the issuing company unless certain events occur. In addition, preferred stock is subordinated to bonds and other debt instruments in a company’s capital structure and therefore will be subject to greater credit risk than those debt instruments. Unlike debt securities, dividend payments on preferred stock typically must be declared by the issuer’s board of directors. An issuer’s board of directors is generally not under any obligation to pay a dividend (even if such dividends have accrued), and may suspend payment of dividends on preferred stock at any time. In the event an issuer of preferred stock experiences economic difficulties, the issuer’s preferred stock may lose substantial value due to the

Risk Factors

reduced likelihood that the issuer’s board of directors will declare a dividend and the fact that the preferred stock may be subordinated to other securities of the same issuer. There is a chance that the issuer of preferred stock will default (fail to make scheduled dividend payments on the preferred stock or scheduled interest payments). In addition, because some preferred stock may pay dividends at a fixed rate, the market price can be sensitive to changes in interest rates in a manner similar to bonds — that is, as interest rates rise, the value of the preferred stock is likely to decline. To the extent that the Preferred Stock ETFs invest a substantial portion of their assets in fixed rate preferred stock, rising interest rates may cause the value of the Preferred Stock ETFs’ investments to decline significantly.

Risks of ETFs that invest in municipal bonds.

The Securities are linked to ETFs that invest in municipal bonds. Municipal securities issuers may face local economic or business conditions (including bankruptcy) and litigation, legislation or other political events that could have a significant effect on the ability of the municipality to make payments on the interest or principal of its municipal bonds. In addition, because municipalities issue municipal securities to finance similar types of projects, such as education, healthcare, transportation, infrastructure and utility projects, conditions in those sectors can affect the overall municipal bond market. Furthermore, changes in the financial condition of one municipality may affect the overall municipal bond market.

Risks associated with the financial services sector.

The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Index includes U.S. equities, Mortgage REITs, BDCs and ETFs, which may operate in or invest in the financial services sector, the Securities are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Developments in the credit markets since the financial crisis beginning in 2008 have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

Risks associated with foreign securities markets.

The Securities are linked to ETFs that invest in stocks and bonds issued by foreign issuers. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. issuers involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings in non-U.S. issuers, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. issuers than about those U.S. issuers that are subject to the reporting requirements of the SEC, and non-U.S. issuers are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting issuers. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange

Risk Factors

laws or other non-U.S. laws or restrictions applicable to non-U.S. issuers or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

Risks associated with emerging market issuers.

The Securities are linked to shares of the PowerShares Emerging Markets Sovereign Debt ETF (NYSE Arca: PCY) and the SPDR® S&P Emerging Markets Dividend ETF (NYSE Arca: EDIV), and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market issuers may be more volatile and may be affected by market developments differently than U.S. issuers. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market issuers. Economic, social, political, financial and military factors could, in turn, negatively affect such issuers’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market issuers or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

Risks associated with the energy industry.

All of the MLPs and some of the U.S. equities and ETFs included in the Index are engaged in or exposed to the energy industry, including the oil and gas sector. MLPs and equities in the energy industry are significantly affected by a number of factors including:

➢	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

➢	changes in tax or other laws affecting master limited partnerships generally;

➢	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

➢	changes in the relative prices of competing energy products;

➢	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

➢	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

➢	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products; and

➢

uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and general economic and geopolitical conditions in the United States and worldwide.

Risk Factors

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index Constituent Securities to decline during the term of the Securities.

Currency exchange rate risk.

The Securities are linked to ETFs that invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which such ETFs may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of such ETFs. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which such ETFs invest will be adversely affected and the value of the Securities may decrease.

The Reference Distribution Amount and Stub Reference Distribution Amount may be subject to exchange rate risk.

The Reference Distribution Amount and the Stub Reference Distribution Amount (each as defined in the accompanying product supplement) are calculated based on the cash distributions, if any, on the Index Constituent Securities. Coupon Amounts (as defined in the accompanying product supplement), if any, are based on the Reference Distribution Amount and will be paid in U.S. dollars. In the event that some of the cash distributions on the Index Constituent Securities are paid in non-U.S. dollar currencies, such distributions will be converted into U.S. dollars by the Calculation Agent as described in this pricing supplement under “Additional Terms of the Securities” and, consequently, will be subject to exchange rate risk.

Your exposure to exchange rate risk, if any, will depend on the extent to which the non-U.S. dollar currency strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the relevant non-U.S. dollar currency, the U.S. dollar value of the cash distributions on such non-U.S. dollar Index Constitutent Security will be adversely affected and the Coupon Amount, Reference Distribution Amount, and Stub Reference Distribution Amount will be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the term of the Securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

➢	rates of inflation;

➢	interest rate levels;

➢	the balance of payments among countries;

➢	the extent of government surpluses or deficits in the relevant foreign country and the United States;

➢	government or central bank intervention, or intervention by supranational entities, in each case in the foreign exchange or other financial markets; and

➢	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance. See “Additional Terms of the Securities” for more information about cash distributions.

Risk Factors

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Index Constituent Securities. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities.

An Index Constituent Security may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an Index Constitutent Security included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an Index Constituent Security. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of an Index Constituent Security, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index Constituent Security may also be removed from the Index, as described under “The NYSE® Diversified High Income Index.”

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Market Disruption Event” and “ — Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Risk Factors

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this pricing supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the notes or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-34. You should consult your tax advisor about your own tax situation.

Pursuant to the terms of the Securities, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of accounting for tax purposes. You will be required to treat such amounts in such a manner despite the fact that (i) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities and (ii) such amounts may be attributable to distributions on the Index Constituent Securities that would, if received directly, be subject to a more advantageous tax treatment. For example, such amounts may be attributable to distributions on the Index Constituent Securities that, if received directly by certain holders, would be treated as (i) tax-exempt interest income, (ii) dividends subject to tax at long-term capital gains rates, (iii) dividends eligible for the dividends-received deduction, (iv) tax-free return of capital distributions, or (v) distributions attributable to partnership allocations of long-term capital gains. If your Securities are treated in the manner described above (and subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or

Risk Factors

maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the Coupon Amount, and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, (i) a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, (ii) a derivative contract of the type represented by the Securities should be treated as a forward contract, and (iii) partnerships, regulated investment companies, and real estate investment trusts are considered to be pass-thru entities. We expect that (i) the BDCs and ETFs that are referenced by the Index will generally be treated as regulated investments companies for tax purposes, (ii) the MLPs that are referenced by the Index will generally be treated as partnerships for tax purposes, and (iii) the REITs and Mortgage REITs that are referenced by the Index will generally be treated as real estate investment trusts for tax purposes. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index that primarily references pass-thru entities, such as the Index. Although the matter is not free from doubt, it is likely that Section 1260 of the Code should apply to the portion of your return on the Securities that is determined by reference to the Index Constituents that are pass-thru entities (the “Pass-Thru Index Constituents”). If such portion of your Securities is subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities that is attributable to the Pass-Thru Index Constituents would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Pass-Thru Index Constituents (in an amount equal to the notional amount of Pass-Thru Index Constituents that are referenced by your Securities) on the date that you purchased your Securities and sold your interest in such Pass-Thru Index Constituents on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Securities that is attributable to the Pass-Thru Index Constituents (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page PS-34 and are urged to consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss that is recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Risk Factors

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-34 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next six months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, that no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and that no Stub Reference Distribution Amount was paid at maturity, call, upon acceleration or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 1000;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate (the Financing Spread plus three-month LIBOR, as defined in the accompanying product supplement) is 0.70%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.85%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees is dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1030.00	0.0300	1.060	0.0146	$26.50	$0.0185	$0.0331	$26.47	$26.4357
2	1060.90	0.0300	1.060	0.0154	$28.05	$0.0196	$0.0350	$28.02	$27.9868
3	1092.73	0.0300	1.060	0.0163	$29.70	$0.0208	$0.0371	$29.66	$29.6290
4	1125.51	0.0300	1.060	0.0173	$31.44	$0.0220	$0.0393	$31.40	$31.3675
5	1159.27	0.0300	1.060	0.0183	$33.29	$0.0233	$0.0416	$33.25	$33.2080
6	1194.05	0.0300	1.060	0.0194	$35.24	$0.0246	$0.0440	$35.20	$35.1565
7	1229.87	0.0300	1.060	0.0205	$37.31	$0.0261	$0.0466	$37.26	$37.2193
8	1266.77	0.0300	1.060	0.0217	$39.50	$0.0276	$0.0493	$39.45	$39.4032
9	1304.77	0.0300	1.060	0.0230	$41.82	$0.0292	$0.0522	$41.76	$41.7153
10	1343.92	0.0300	1.060	0.0244	$44.27	$0.0309	$0.0553	$44.22	$44.1630
11	1384.23	0.0300	1.060	0.0258	$46.87	$0.0327	$0.0585	$46.81	$46.7543
12	1425.76	0.0300	1.060	0.0273	$49.62	$0.0347	$0.0620	$49.56	$49.4976
Cumulative Index Return:			42.58%
Return on Securities (assumes no early redemption):			98.22%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	970.00	-0.0300	0.940	0.0146	$23.50	$0.0164	$0.0310	$23.47	$23.4377
2	940.90	-0.0300	0.940	0.0137	$22.06	$0.0154	$0.0291	$22.03	$22.0024
3	912.67	-0.0300	0.940	0.0129	$20.71	$0.0145	$0.0273	$20.68	$20.6550
4	885.29	-0.0300	0.940	0.0121	$19.44	$0.0136	$0.0256	$19.42	$19.3901
5	858.73	-0.0300	0.940	0.0113	$18.25	$0.0128	$0.0241	$18.23	$18.2026
6	832.97	-0.0300	0.940	0.0106	$17.13	$0.0120	$0.0226	$17.11	$17.0879
7	807.98	-0.0300	0.940	0.0100	$16.08	$0.0112	$0.0212	$16.06	$16.0414
8	783.74	-0.0300	0.940	0.0094	$15.10	$0.0105	$0.0199	$15.08	$15.0591
9	760.23	-0.0300	0.940	0.0088	$14.17	$0.0099	$0.0187	$14.16	$14.1368
10	737.42	-0.0300	0.940	0.0083	$13.31	$0.0093	$0.0176	$13.29	$13.2711
11	715.30	-0.0300	0.940	0.0078	$12.49	$0.0087	$0.0165	$12.47	$12.4584
12	693.84	-0.0300	0.940	0.0073	$11.73	$0.0082	$0.0155	$11.71	$11.6954
Cumulative Index Return:			-30.62%
Return on Securities (assumes no early redemption):			-53.16%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1030.00	0.0300	1.060	0.0146	$26.50	$0.0185	$0.0331	$26.47	$26.4357
2	1060.90	0.0300	1.060	0.0154	$28.05	$0.0196	$0.0350	$28.02	$27.9868
3	1092.73	0.0300	1.060	0.0163	$29.70	$0.0208	$0.0371	$29.66	$29.6290
4	1125.51	0.0300	1.060	0.0173	$31.44	$0.0220	$0.0393	$31.40	$31.3675
5	1159.27	0.0300	1.060	0.0183	$33.29	$0.0233	$0.0416	$33.25	$33.2080
6	1194.05	0.0300	1.060	0.0194	$35.24	$0.0246	$0.0440	$35.20	$35.1565
7	1158.23	-0.0300	0.940	0.0205	$33.09	$0.0231	$0.0436	$33.04	$32.9985
8	1123.48	-0.0300	0.940	0.0193	$31.06	$0.0217	$0.0410	$31.02	$30.9777
9	1089.78	-0.0300	0.940	0.0181	$29.16	$0.0204	$0.0385	$29.12	$29.0806
10	1057.09	-0.0300	0.940	0.0170	$27.37	$0.0191	$0.0361	$27.34	$27.2997
11	1025.37	-0.0300	0.940	0.0159	$25.70	$0.0180	$0.0339	$25.66	$25.6279
12	994.61	-0.0300	0.940	0.0150	$24.12	$0.0169	$0.0318	$24.09	$24.0584
Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.64%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	970.00	-0.0300	0.940	0.0146	$23.50	$0.0164	$0.0310	$23.47	$23.4377
2	940.90	-0.0300	0.940	0.0137	$22.06	$0.0154	$0.0291	$22.03	$22.0024
3	912.67	-0.0300	0.940	0.0129	$20.71	$0.0145	$0.0273	$20.68	$20.6550
4	885.29	-0.0300	0.940	0.0121	$19.44	$0.0136	$0.0256	$19.42	$19.3901
5	858.73	-0.0300	0.940	0.0113	$18.25	$0.0128	$0.0241	$18.23	$18.2026
6	832.97	-0.0300	0.940	0.0106	$17.13	$0.0120	$0.0226	$17.11	$17.0879
7	857.96	0.0300	1.060	0.0100	$18.14	$0.0127	$0.0227	$18.11	$18.0933
8	883.70	0.0300	1.060	0.0106	$19.20	$0.0134	$0.0240	$19.18	$19.1549
9	910.21	0.0300	1.060	0.0112	$20.33	$0.0142	$0.0254	$20.30	$20.2789
10	937.52	0.0300	1.060	0.0118	$21.52	$0.0150	$0.0269	$21.49	$21.4687
11	965.64	0.0300	1.060	0.0125	$22.78	$0.0159	$0.0285	$22.76	$22.7285
12	994.61	0.0300	1.060	0.0133	$24.12	$0.0169	$0.0301	$24.09	$24.0621
Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.64%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity, call, acceleration or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity, call, acceleration or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount). If any net cash distributions were paid on the Index Constituent Securities during the term of the Securities, those distributions would also offset the Accrued Fees.

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the Index, and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The NYSE® Diversified High Income Index

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes to its constituents, which govern the management and calculation of the Index, from publicly available sources, without independent verification. A rule book governing these matters, including the complete Index methodology, is published by NYSE Group, Inc., the Index Sponsor, and available at http://www.nyse.com/indices. The rule book reflects the policies of, and is subject to change by, the Index Sponsor. UBS has not conducted any independent review or due diligence of publicly available information with respect to the Index Sponsor or the Index. The composition of the Index is determined by the Index Sponsor based upon a methodology designed by the Index Sponsor, and the Index Closing Levels are calculated and published by NYSE Arca® , the Index Calculation Agent. The NYSE Arca® Index Committee is responsible for the day to day management of the Index and reviews all rule book modifications and Index Constituent changes. Neither the Index Sponsor nor the Index Calculation Agent has any obligation to continue to publish, and may discontinue the publication of, the Index.

Introduction

The Index measures the performance of a broad, diversified basket of publicly-traded securities that historically have paid high dividends or distributions (referred to herein as “dividends”). The Index targets a total of 138 such securities, but in between quarterly rebalancings there may be fewer securities as a result of corporate actions. In this section, we refer to the securities that the Index tracks as the “Index Constituents”. We refer to the securities held by the ETFs as the “ETF constituents”.

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the performance of the price return version of the NYSE® Diversified High Income Index. The Index measures the performance of a broad, diversified basket of publicly-traded securities that historically have paid high dividends or distributions. The Index Constituents must satisfy certain dividend or distribution yield and frequency criteria, liquidity criteria and other eligibility requirements. As of April 14, 2015, the Index includes 15 business development companies (“BDCs”) (having a target weighting of 15% of the Index), 25 energy master limited partnerships (“MLPs”) (having a target weighting of 15% of the Index), 15 mortgage real estate investment trusts (“Mortgage REITs”) (having a target weighting of 7.5% of the Index), 20 real estate investment trusts, excluding Mortgage REITs (“REITs”) (having a target weighting of 7.5% of the Index), 50 U.S. equities (having a target weighting of 7.5% of the Index) and 13 exchange-traded funds (“ETFs”) (having a target weighting of 47.5% of the Index). Four of the ETFs invest in international equities (the “Foreign Equity ETFs”) (having a target weighting of 7.5% of the Index), three of the ETFs invest in U.S. investment grade and high yield municipal bonds (the “Municipal Bond ETFs”) (having a target weighting of 10% of the Index), one ETF invests in high yield corporate bonds (the “Corporate Bond ETF”) (having a target weighting of 10% of the Index), one ETF invests in emerging market sovereign bonds (the “Emerging Market Bond ETF”, together with the Municipal Bond ETFs and the Corporate Bond ETF, the “Bond ETFs”) (having a target weighting of 10% of the Index) and four of the ETFs invest in preferred stocks (the “Preferred Stock ETFs”) (having a target weighting of 10% of the Index).

The Index’s features and construction seek to highlight yield while the diversity of the Index Constituent sectors seeks to minimize volatility. The Index methodology incorporates minimum free float market capitalization, dividend yield and frequency, liquidity and asset class and sector weighting requirements. The Index is rebalanced quarterly to maintain the Index target weightings set forth in Table 1 below. The Index is a price return index (i.e., the reinvestment of dividends is not reflected in the Index). Net total return and gross total return versions of the Index are also calculated. As of April 14, 2015, the Index was comprised of 138 Index Constituents with the largest Index Constituent weighted at 10.20% and the

The NYSE® Diversified High Income Index

smallest Index Constituent weighted at 0.01%. A list of the securities included in the Index as of April 14, 2015 is contained in Annex A to this pricing supplement. Current information about the Index Constituents is available at http://www.nyse.com/indices.

Historical Information

The Index was launched on August 20, 2013 (the “Index Commencement Date”). The base date for the Index is July 31, 2013 (the “Base Date”) and the base value is 1000.00. The Index has limited historical performance due to its recent launch date. You should make your own investigation of the Index, the Index Constituents and the performance history of the Index Constituents prior to investing in the Securities. See “Risk Factors — The Index has a limited performance history” on page PS-1 and “Risk Factors — Estimated historical and historical levels of the relevant Index should not be taken as an indication of future performance during the term of the Securities of any Series” in the accompanying product supplement.

Index Constituent Criteria

Eligible Securities

To be included in the Index, each constituent must be an “eligible security”, which are the following types of securities: (1) BDCs, (2) Energy MLPs, (3) Mortgage REITs, (4) REITs, (5) U.S.-listed equities or (6) ETFs representing international equities, municipal bonds, high-yield bonds, emerging market bonds or preferred stock. We refer to BDCs, Energy MLPs, Mortgage REITs, REITs, ETFs, U.S.-listed equities, international equities, municipal bonds, high-yield bonds, emerging markets bonds and preferred stock as “Sectors”. BDCs, Energy MLPs, Mortgage REITs, REITs and U.S. equities are referred to as the “Non-ETF Sectors” and international equities, municipal bonds, high-yield bonds, emerging markets bonds and preferred stock are referred to as the “ETF Sectors”.

In addition, each constituent must have its primary listing on the NYSE, NYSE MKT, NYSE Arca®, NASDAQ Global Select, NASDAQ Global Market or NASDAQ Capital Market exchanges (the “Constituent Exchanges”).

The Index Constituents are then selected based on the Sector target weightings and the eligibility criteria described below under “— Sector Target Weightings” and “— Index Construction”, respectively. The ETFs currently included in the Index are described under “— Description of the ETF Constituents” below.

Only one class of listed security is permitted per issuer. Generally, the most active listed security (by volume) is used in situations where more than one listed security exists.

The following types of securities are excluded from the Index: (1) securities that are not primary-listed on the Constituent Exchanges, (2) for the U.S.-listed Equities Sector, securities of companies that have less than $2.0 billion in free float market capitalization, (3) for the Non-ETF Sectors, any security that does not pay dividends on a monthly or quarterly frequency (for the avoidance of doubt, securities paying annual, semi-annual, irregular or no dividends will be excluded from the Index), (4) royalty trusts, (5) exchange-traded notes, (6) for the Non-ETF Sectors, ETFs, (7) unit investment trusts and (8) closed-end funds.

Sector Target Weightings

Index Constituents are selected and added to the Index based on the allocations and weightings specified in the table below. The target weightings will not change other than as a result of price/value movements in the Index Constituents between the quarterly rebalancing described below. The Index Constituents will be rebalanced to the target weightings on a quarterly basis on each Review Date (as defined below). See “— Index Review and Rebalancing” below. Each Sector is mutually exclusive and a security can only be considered for inclusion in the Index in one Sector.

The NYSE® Diversified High Income Index

Table 1 — Asset Class and Sector Target Weightings

Asset Class	Asset Class Weighting	Sector	Sector Securities	Number of Constituents	Sector Target Weighting
Equities	60.00%	BDCs	BDCs	15	15.00%
		Energy MLPs	Energy MLPs	25	15.00%
		Mortgage REITs	Mortgage REITs	15	7.50%
		REITs	REITs	20	7.50%
		U.S.-listed Equities	U.S.-listed Equities	50	7.50%
		International Equities	International Equities ETFs	4	7.50%
Fixed Income, Bonds and Related Assets	40.00%	Municipal Bonds	Municipal Bond ETFs	3	10.00%
		High Yield Bonds	High Yield Bond ETF	1	10.00%
		Emerging Markets Bonds	Emerging Markets Bond ETF	1	10.00%
		Preferred Stock	Preferred Stock ETFs	4	10.00%

Index Construction

Selection of Constituents in the Non-ETF Sectors:

All securities eligible for the Non-ETF Sectors are selected using the filters described below.

Filter #1

All securities eligible for the Non-ETF Sectors must first pass a “Liquidity Test”, which requires that each security’s Liquidity be greater than or equal to its Sector Liquidity Threshold, where:

Liquidity (for each security) = a security’s average daily traded value for last 60 Trading Days

Sector Liquidity Threshold = ($50,000,000 x Sector Target Weighting) / (Number of Constituents) / Liquidity Multiplier, where:

•	Sector Target Weighting, for each Sector, is specified in Table 1 above

•	Number of Constituents, for each Sector, is specified in Table 1 above

•	Liquidity Multiplier = 0.20

Only those securities whose Liquidity passes the Liquidity Test remain eligible for inclusion and are subject to Filter #2.

The NYSE® Diversified High Income Index

Filter #2

The securities that meet the Liquidity Test above are further screened based on a “Yield Test”, which requires that each security’s Dividend Yield be less than or equal to its Sector Yield Cap, where:

Dividend Yield (for each security) = the sum of a security’s gross dividends that have gone ex-dividend over the prior 12 months, divided by that security’s closing price on the Review Date.

Sector Yield Cap (for each Sector) = Average Sector Dividend Yield x Yield Multiplier, where:

•	Average Sector Dividend Yield = the average of the Dividend Yields of the eligible securities in each Sector

•	Yield Multiplier = 2

Following the application of Filters #1 and #2, the remaining securities within each Sector are ranked by their Dividend Yields (from highest to lowest). For each Sector, the highest-ranking securities are chosen for inclusion in the Index based on the Number of Constituents permitted in each Sector as specified in the table above.

Selection of Constituents in the ETF Sector

The securities in the ETF Sector as of April 14, 2015 consist of those listed under “— Description of the ETF Constituents” below. Each such ETF, as well as any replacement ETF, can be replaced at quarterly reviews and rebalances by one or more ETFs that, in the opinion of the Index Committee, are in the same ETF Sector as that of the replaced ETF. Such replacements will only be made when an ETF in the Index has delisted.

Weighting of Index Constituents

Index Constituents within each Non-ETF Sector are proportionally weighted by their unadjusted market capitalizations within their respective Non-ETF Sectors. ETFs are proportionally weighted by their assets under management within their respective ETF Sectors (i.e., the International Equities, Municipal Bond, High Yield Bond, Emerging Markets Bond and Preferred Stock Sectors).

At quarterly reviews and rebalances, the number of shares to be included in the Index for each new or existing Index Constituent will be updated to reflect its respective weightings as determined in accordance with the proportional weighting described above.

Although free float market capitalization is utilized in some aspects of the initial Index universe determination, there will be no direct application on the Index weightings. There will also be no direct capping of Index Constituent weightings in the Index. Sectors weightings will be capped in accordance with the table above.

Calculation of the Index

The Index is calculated on a price return basis in accordance with the formula set forth below.

On any Index Calculation Date, t, the Index Value (Indext) is calculated as follows:

Index0 = 1000.00 (Base Index level)

D0 = 10,000.00 (Initial Index Divisor)

The NYSE® Diversified High Income Index

where:

t	means the Index Calculation Date (t)

Dt	means the Index Divisor on Index Calculation Date (t)

Pi,t	means the price of the Index Constituent (i) on Index Calculation Date (t)

Qi,t	means the number of shares of Index Constituent (i) on Index Calculation Date (t)

The initial Index Divisor of 10,000.00 was based on the initial capitalization base of the Index and base level of 1000.00. The Index Divisor will be adjusted as a result of corporate actions and Index changes in order to maintain the Index level relative to changes in the Index market capitalization. See “— Corporate Actions” below.

Pursuant to an agreement entered into between the Index Sponsor and the Index Calculation Agent, the Index Calculation Agent will provide index calculation services with respect to the Index, including, but not limited to, calculation of intraday and closing values of the Index (each an “Index Value”).

Reference Prices and Dissemination of Index Values

The opening level of the Index is calculated using the last known price of each traded Index Constituent as reported on the Consolidated Tape. In the case of Index Constituents that have either not traded or are halted/suspended, the previous day’s reference prices shall be used, and for IPOs, buyouts and swap offers, estimated prices shall be used. Estimated prices are determined based on information provided by the relevant exchange or issuer.

The intraday level of the Index is calculated based on the most recent Index Constituent price of each Index Constituent, as reported on the Consolidated Tape. The level of the Index is published every 15 seconds. The Index is calculated every 5 seconds from 09:30 a.m. (Eastern Time) until the Constituent Exchanges cease regular daytime trading on the days the Constituent Exchanges are open for trading. The closing level of the Index is calculated using the published price or the published official closing price, as applicable, of each Index Constituent on its primary exchange.

The Index Calculation Agent retains the right to delay the publication of the opening level of the Index. Furthermore, the Index Calculation Agent retains the right to suspend the publication of the level of the Index or to mark the indicative level of the Index if it believes that exceptional market conditions prevent the proper calculation of the Index.

If trades are cancelled, the Index will not be recalculated unless the Index Calculation Agent decides otherwise.

Currency Rate

The base currency of the Index is U.S. dollars. Index Constituent prices that are quoted in currencies other than the U.S. dollar will be converted to U.S. dollars using the Bloomberg L160 Currency Fix, taken as of 16:00 London time and utilizing the midpoint of the bid and ask provided.

Index Review and Rebalancing

As of April 14, 2015, the Index Constituents have the target weightings shown in Table 1 above. Due to price/value movements in the Index Constituents, these weightings will fluctuate over time. To keep the Index from diverging from these target weightings for extended periods, the Index will be rebalanced quarterly after the close of trading on the last Trading Day of February, May, August, and November (each an “Effective Date”). The general purpose of the quarterly review of the Index is to ensure that the selection and weighting of the Index Constituents continues to reflect the intended asset allocations. The

The NYSE® Diversified High Income Index

quarterly reviews and rebalances will occur at the close of trading on the third Trading Day prior to the Effective Date (the “Review Date”) using market data available at the close of trading on the Review Date. The inclusion of new Index Constituents and the weightings resulting from the quarterly review and rebalance will be announced at least two Trading Days prior to the Effective date. For example, if February 28th is an Effective date, the corresponding Review Date is February 25th and the resulting Index Constituents will be announced no later than February 26th (assuming such dates are Trading Days). In the event of a takeover or other exceptional corporate actions, the Index Calculation Agent has the right to revise the Index Constituent selection from the time the announcement is published up to the close of trading on the Trading Day preceding the Effective Date. See “— Corporate Actions” below.

Index Governance

The NYSE Arca® Index Committee (the “Index Committee”) is responsible for the day-to-day management of the Index. The Index Committee reviews all rule book modifications and Index Constituent changes to ensure that they are made objectively and without bias. The Index Calculation Agent believes that information regarding rule book modifications and Index Constituent changes is material and can have an impact on the market. Consequently, all Index Committee discussions and decisions are confidential. The Index Committee will be comprised of a selected group of NYSE Euronext employees.

In cases which are not expressly covered by the Index rules, operational adjustments to the Index may be made in accordance with the Index’s objective of measuring the performance of a broad, diversified basket of securities that historically have paid high dividends. Operational adjustments may also take place if, in the opinion of the Index Calculation Agent, it is desirable to do so to maintain a fair and orderly market in derivatives on this Index and/or the adjustment is in the best interests of the investors in products based on the Index and/or the proper functioning of the markets.

The Index rules may be supplemented, amended in whole or in part, revised or withdrawn at any time. Supplements, amendments, revisions and withdrawals may also lead to changes in the way the Index compiled or calculated or affect the Index in another way. The Index Calculation Agent will submit all decisions regarding supplementing, amending, revising or withdrawing these rules to the Index licensee(s) for recommendations and feedback. Changes will be reflected in the rule book and will be published electronically at http://www.nyse.com/indices.

Corporate Actions

The Index may be adjusted in order to maintain the continuity of the Index level and its intended composition. Any adjustment to the Index is intended to ensure that the Index continues to reflect as closely as possible the Index’s objective of measuring the performance of a broad, diversified basket of securities that historically have paid high dividends. Adjustments will be made in response to events involving Index Constituents in order to mitigate or eliminate the effect of such event on the Index.

If an Index Constituent is removed from the Index due to any of the corporate actions described below, the Index Divisor will be decreased to maintain the Index level relative to the lower Index market capitalization. Index Constituents, including ETFs, that are removed intra-quarter will not be replaced until the next quarterly review and rebalancing. In between the quarterly reviews and rebalances, the number of shares of an Index Constituent will remain unchanged outside of the effects of corporate actions.

The NYSE® Diversified High Income Index

A Corporate Action may include any of the following events, and will result in the following adjustments:

➢

Mergers and Acquisitions.    If a takeover offer, merger, acquisition, liquidation, bankruptcy filing or similar situation will significantly affect the Index Constituent’s trading liquidity, the Index Constituent will be removed from the Index. Such removal would result in an Index Divisor decrease. In the case of a takeover that is paid primarily in shares, the Index Constituent may be replaced by the acquiring company. Such change would result in an Index Divisor decrease. In rare circumstances, where an Index Constituent has, in the opinion of the Index Calculation Agent, ceased to be a viable Index Constituent, the Index Constituent in question will either be removed or will be replaced by the acquiring company (if applicable). The Index Calculation Agent reserves the right to impose additional conditions for removal, if applicable.

➢

De-listings, suspensions and Issuer distress.    If trading in an Index Constituent is suspended or if it is subject to a special listing regime, the Index Calculation Agent will consider whether the Index Constituent should be removed on the understanding that a transitional period with a maximum of three months may be observed. When an Index Constituent is removed following suspension, it will be removed at its suspension price unless otherwise decided by the Index Calculation Agent.

•	In the event that the trading in an Index Constituent is suspended, the last known price established during regular daytime trading on its primary exchange will be used.

•	If an Index Constituent is to be delisted from an exchange, it will be removed from the Index as soon as possible and on a day announced by the Index Calculation Agent.

•

The Index Constituent will be deleted from the Index based on either the last known price established during regular daytime trading or a non-zero price determined by the Index Calculation Agent, resulting in an Index Divisor decrease. In the latter case, the Index Constituent may also be deleted at USD 0, resulting in no change to the Index Divisor.

➢

Corporate Spin-Offs.    If the issuer of an Index Constituent undergoes a corporate spin-off (meaning a legal de-merger, a split-up or other situation which the Index Calculation Agent deems to be similar), the securities of the issuer(s) resulting from the spin-off, as well as those of the original issuer, will continue to be Index Constituents, provided that such securities meet Index eligibility requirements. In such cases, the Index may temporarily consist of fewer than or more than 138 Index Constituents until the next quarterly review and rebalance occurs.

•

The removal of securities of any non-qualifying issuer resulting from a spin-off will take place after the close of trading on the first day of trading in the securities of that issuer. If all issuers resulting from the spin-off are to be removed, the removal will take place at the close of trading on the last Trading Day before the spin-off. Either scenario results in an Index Divisor decrease.

➢

Newly Listed Securities.    Newly listed securities are considered for inclusion in the Index at the next available quarterly review and rebalance. This results in either an Index Divisor increase or decrease, depending on whether the market cap of the new Index composition is greater or less than that of the old Index composition. Where the market cap of the new Index composition is greater than the old Index composition, the Index Divisor will be increased. Where the market cap of the new Index composition is less than the old Index composition, the Index Divisor will be decreased.

➢

Dividends.    The price return version of the Index will be adjusted for dividends that are considered special dividends. The adjustment of the Index takes place by a reduction of the closing price of the Index Constituent in question. Subsequently the Index Divisor will be decreased in

The NYSE® Diversified High Income Index

order to maintain the Index level. The adjustments will be based on net dividend amounts. The criteria used to decide whether a dividend should be considered a special dividend are: (a) the declaration by an issuer of a dividend that is additional to those dividends declared as part of both the issuer’s normal results and normal dividend reporting cycle (for the avoidance of doubt, a mere adjustment in the timing of the declaration of an issuer’s expected dividend will not be considered a special dividend); or (b) the identification of an element of a dividend paid in line with both an issuer’s normal results and normal dividend reporting cycle as an element that is unambiguously additional to the issuer’s normal payment (e.g., the issuer includes a designated special cash dividend as part of an ordinary dividend during its normal dividend reporting cycle).

•

No adjustment will be made for (a) payment of ordinary dividends, irrespective of how they are financed; (b) issuance of redeemable shares/units or any other entitlement in lieu of an ordinary dividend, or (c) unexpected increase or decrease, resumption or cessation, or change in frequency to an ordinary dividend.

➢

Rights Issues and Other Rights.    In the event of a rights issue, the new shares of the affected Index Constituent will be included in the Index on the ex-date of the rights issue and an adjusted closing price will be applied, as calculated by the Index Calculation Agent. The adjustment will be made based on the number of shares of the affected Index Constituent currently in the Index. The Index Divisor will be increased or decreased in such a way that the level of the Index remains the same. The new shares are added only if (i) less than 0.4 new shares are issued for every share currently held; and (ii) the new shares are fungible with the existing line of shares (e.g. no dividend disadvantage). Otherwise the Index is adjusted based on the value of the rights only. The Index will be adjusted only if the rights represent a positive value. Such adjustment results in a decreased Index Divisor. The Index will also be adjusted, and the Index Divisor decreased, if a value can be attributed to a subscription right for convertible bonds, bonds with warrants or warrants with preferential rights for shareholders or similar situations.

➢

Bonus Issues, Stock Splits and Reverse Stock Splits.    For bonus issues, stock splits and reverse stock splits, the number of shares of the affected Index Constituent in the Index will be adjusted in accordance with the ratio given in the corporate action. The Index Divisor will not be adjusted because of this. The Index Calculation Agent may regard a bonus issue as the issue of an entitlement in lieu of an ordinary dividend and therefore treat this in accordance with the treatment of dividends described above.

Market Disruption Events

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Sponsor will calculate the closing price of the Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each Index Constituent. If an exchange fails to open due to unforeseen circumstances, the Index will use the prior day’s closing prices. If all exchanges fail to open, the Index Sponsor may determine not to publish the Index for that day.

Historical Performance

The historical information presented below is based on the actual performance of the Index. Any historical upward or downward trend in value of the Index during the period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The NYSE® Diversified High Income Index

The table below shows the historical performance of the price return version and the total return version of the NYSE® Diversified High Income Index from August 21, 2013 through April 15, 2015.

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
2013 (8/21/13 through 12/31/13)	992.58	3.17%	1,015.09	5.14%
2014	963.65	-2.91%	1,031.90	1.66%
2015 (through 4/15/15)	987.94	2.52%	1,071.47	3.83%

Historical results are not indicative of future results.

The table below shows the historical returns of the total return version of the Index from August 21, 2013 through April 15, 2015 in comparison with the returns of the total return versions of the NYSE® Diversified High Income Net Total Return Index, the NASDAQ Multi-Asset Diversified Income IndexSM Total Return and the S&P 500® Total Return Index for the same period.

	NYSE® Diversified High Income Index	NYSE® Diversified High Income Net Total Return Index	NASDAQ Multi-Asset Diversified Income IndexSM Total Return	S&P 500® Total Return Index
Total Return	2.68%	10.98%	16.69%	32.63%
Annualized Return	1.62%	6.52%	9.81%	18.68%

Historical information presented is as of April 15, 2015 and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. See “Risk Factors — The Index has a limited performance history” for a discussion of the risk that limited information is available to evaluate the potential future performance of the Index.

The NYSE® Diversified High Income Index

The graph below is based on the performance of the total return versions of the Index, the NYSE® Diversified High Income Net Total Return Index, the NASDAQ Multi-Asset Diversified Income IndexSM Total Return and the S&P 500® Total Return Index.

Announcements

Changes to the Index, its components or its rules will be made public by an Index announcement which will be published electronically at http://www.nyce.com/indices. The inclusion of new Index Constituents and the weightings resulting from the quarterly review and rebalance will be announced at least two Trading Days prior to the effective date. Announcements detailing the removal of an Index Constituent will be made before 3:00 p.m. (eastern time) on the Trading Day preceding the effective date of its removal. In the case of a corporate event that could affect one or more Index Constituents, the intended treatment of the event will be announced before 3:00 p.m. (eastern time) on the Trading Day preceding the effective date of such treatment. Once the corporate action has taken place, the changes will be confirmed in a separate announcement on the morning of such effective date. Barring exception, a period of at least two months will pass between the date a proposed rule change is published and the date it comes into effect. Exceptions can be made only if the rule change is not in conflict with the interests of an affected party. Urgent treatments or late notices may require deviation from the standard timing described above.

Description of the ETF Constituents

A description of each ETF included in the Index as of the date of this pricing supplement follows below. We are not incorporating by reference the websites or sources listed in this section nor are we incorporating by reference any of the material such websites or sources include in any disclosure documents.

The NYSE® Diversified High Income Index

International Equities ETFs

The SPDR® S&P International Dividend ETF (“DWX”) seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the S&P International Dividend Opportunities® Index, an index that is designed to measure the performance of the 100 highest dividend-yielding common stocks and American Depository Receipts (“ADRs”) listed in primary exchanges of countries included in the S&P/Citigroup Broad Market Index. The ETF is most heavily invested in the financials, energy and utilities sectors and is most concentrated in Canada, the United Kingdom and Australia. The ETF generally invests substantially all, but at least 80%, of its total assets in the underlying index or in ADRs or Global Depository Receipts (“GDRs”). The ETF is passively managed, which means the ETF attempts to track the performance of an unmanaged index of securities. This differs from an actively managed ETF, which typically seeks to outperform a benchmark index. The ETF employs a representative sampling strategy, which means that the ETF is not required to purchase all of the securities in the underlying index, but instead will purchase a subset of securities in the underlying index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index (a “Representative Sampling Strategy”). The ETF’s investment advisor is SSgA Funds Management, Inc. and the underlying index is sponsored by S&P Dow Jones Indices LLC. More information regarding DWX can be located on the ETF’s website: https://www.spdrs.com/product/fund.seam?ticker=DWX.

The SPDR® S&P Emerging Markets Dividend Opportunities ETF (“EDIV”) seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the S&P Emerging Markets Dividend Opportunities Index, an index that tracks dividend paying securities of publicly-traded companies in emerging markets. The ETF is most heavily invested in the financials, utilities and materials sectors and is most concentrated in Brazil, Taiwan and China. The ETF generally invests substantially all, but at least 80%, of its total assets in securities that comprise the underlying index or in ADRs or GDRs. EDIV is passively managed and employs a Representative Sampling Strategy. The ETF’s investment advisor is SSgA Funds Management, Inc. and the underlying index is sponsored by S&P Dow Jones Indices LLC. More information regarding EDIV can be located on the ETF’s website: https://www.spdrs.com/product/fund.seam?ticker=EDIV.

The Global X SuperDividend ETF (“SDIV”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global SuperDividend™ Index. The Solactive Global SuperDividend™ Index tracks the performance of 100 equally weighted companies that rank among the highest dividend yielding equity securities in the world. The ETF is most heavily invested in REITs and the financials and utilities industries and is most concentrated in the United States, Australia and the United Kingdom. The ETF invests at least 80% of its total assets in securities that comprise the underlying index, ADRs and GDRs. SDIV uses an indexing strategy that involves investing in the securities of the underlying index in approximately the same proportions as in the underlying index (a “Replication Strategy”). However, SDIV may utilize a Representative Sampling Strategy when a Replication Strategy might be detrimental to shareholders. The ETF’s investment adviser is Global X Management Company LLC and the underlying index is sponsored by Solactive AG. More information regarding SDIV can be located on the ETF’s website: http://www.globalxfunds.com/SDIV.

The iShares International Select Dividend ETF (“IDV”) seeks to track the investment results of the Dow Jones EPAC Select Dividend Index, an index composed of relatively high dividend paying equities in non-U.S. developed markets. The ETF is most heavily invested in the financials, energy and industrials sectors and is most concentrated in Australia, the United Kingdom and France. The ETF invests at least 90% of its assets in securities that comprise the underlying index and in depositary receipts representing securities that comprise the underlying index and may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, as well as in securities not included in the underlying index. IDV is passively managed and employs a Representative Sampling Strategy. The ETF’s investment

The NYSE® Diversified High Income Index

adviser is BlackRock Fund Advisors and the underlying index is sponsored by S&P Dow Jones Indices LLC. More information regarding IDV can be located on the ETF’s website: http://us.ishares.com/product_info/fund/overview/IDV.htm.

Municipal Bond ETFs

The Market Vectors® High-Yield Municipal Index ETF (“HYD”) seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Barclays Capital Municipal Custom High Yield Composite Index, which is comprised of publicaly traded municipal bonds that cover the U.S. dollar denominated high yield long-term tax-exempt bond market. The ETF normally invests at least 80% of its total assets in securities that comprise the underlying index. HYD is passively managed and employs a Representative Sampling Strategy. The ETF’s investment adviser is Van Eck Associates Corporation and the underlying index is sponsored by Barclays. More information regarding HYD can be located on the ETF’s website: http://www.vaneck.com/funds/HYD.aspx.

The SPDR® Nuveen S&P High Yield Municipal Bond ETF (“HYMB”) seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the S&P Municipal Yield Index, an index that tracks the US high yield municipal bond market, and to provide income that is exempt from federal income taxes. The ETF generally invests substantially all, but at least 80%, of its total assets in the securities that comprise the underlying index or in securities that have economic characteristics that are substantially identical to the economic characteristics of the securities that comprise the underlying index. HYMB is passively managed and employs a Representative Sampling Strategy. The ETF’s investment adviser is SSgA Funds Management, Inc. and the sub-adviser is Nuveen Asset Management, LLC. The underlying index is sponsored by S&P Dow Jones Indices LLC. More information regarding HYMB can be located on the ETF’s website: https://www.spdrs.com/product/fund.seam?ticker=HYMB.

The PowerShares National AMT-Free Municipal Bond Portfolio (“PZA”) is based on The BofA Merrill Lynch Long-Term Core Plus Municipal Securities Index, which is an index designed to track the performance of U.S. dollar-denominated, investment-grade, insured, tax-exempt debt publicly issued by U.S. states or territories or their political subdivisions in the U.S. domestic market with a term of at least 15 years remaining to final maturity. PZA will normally invest at least 80% of its total assets in securities that comprise the underlying index and that also are exempt from the federal alternative minimum tax. PZA is passively managed and employs a Representative Sampling Strategy. PZA’s investment adviser is Invesco PowerShares Capital Management LLC and the underlying index is sponsored by Merrill Lynch, Pierce, Fenner & Smith Incorporated. More information regarding PZA can be located on the ETF’s website: http://www.invescopowershares.com/products/overview.aspx?ticker=pza.

High Yield Bond ETF

The iShares iBoxx $ High Yield Corporate Bond Fund (“HYG”) seeks to track the investment results of the Markit iBoxx USD Liquid High Yield Index. The underlying index is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the U.S., which is designed to provide a broad representation of the U.S. dollar-denominated liquid high yield corporate bond market. HYG is primarily invested in the communications, energy and consumer sectors. HYG generally invests at least 90% of its assets in securities that comprise the underlying index and in investments that provide substantially similar exposure to the securities in the underlying index. HYG is passively managed and employs a Representative Sampling Strategy. The ETF’s investment adviser is BlackRock Fund Advisors and the underlying index is sponsored by Markit Indices Limited. More information regarding HYG can be located on the ETF’s website: http://us.ishares.com/product_info/fund/overview/HYG.htm.

The NYSE® Diversified High Income Index

Emerging Markets Bond ETF

The PowerShares Emerging Markets Sovereign Debt Portfolio (“PCY”) is based on the DB Emerging Market USD Liquid Balanced Index, which tracks the potential returns of a theoretical portfolio of liquid emerging markets U.S. dollar-denominated government bonds issued by approximately 22 emerging-market countries. PCY will generally invest at least 80% of its total assets in U.S. dollar-denominated government bonds from emerging market countries that comprise the underlying index. PCY is passively managed and employs a Representative Sampling Strategy. The ETF’s investment adviser is Invesco PowerShares Capital Management LLC and the underlying index is sponsored by Deutsche Bank Securities Inc. More information regarding PCY can be located on the ETF’s website: http://www.invescopowershares.com/products/overview.aspx?ticker=PCY.

Preferred Stock ETFs

The iShares U.S. Preferred Stock ETF (“PFF”) seeks to track the investment results of the S&P U.S. Preferred Stock Index, which measures the performance of a selected group of preferred stocks listed on NYSE, NYSE Arca, NYSE Amex, NASDAQ Global Select Market, NASDAQ Select Market or the NASDAQ Capital Market. The ETF is most heavily invested in banking, financial and real estate companies. The ETF generally invests at least 90% of its assets in securities that comprise the underlying index and in depositary receipts representing securities of the underlying index. PFF is passively managed and employs a Representative Sampling Strategy. The ETF’s investment adviser is BlackRock Fund Advisors and the underlying index is sponsored by S&P Dow Jones Indices LLC. More information regarding PFF can be located on the ETF’s website: http://us.ishares.com/product_info/fund/overview/PFF.htm.

The PowerShares Preferred Portfolio (“PGX”) is based on The BofA Merrill Lynch Core Plus Fixed Rate Preferred Securities Index. The underlying index tracks the performance of fixed rate U.S. dollar denominated preferred securities, and includes both traditional and other preferred securities, including preferred securities issued by foreign companies in the form of ADRs, as well as senior and subordinate debt securities. PGX will normally invest at least 80% of its total assets in fixed rate U.S. dollar-denominated preferred securities that comprise the underlying index. PGX is passively managed and uses a Replication Strategy. PGX’s investment adviser is Invesco PowerShare Capital Management LLC and the underlying index is sponsored by Merrill Lynch, Pierce, Fenner & Smith Incorporated. More information regarding PGX can be located on the ETF’s website: http://www.invescopowershares.com/products/overview.aspx?ticker=pgx.

The PowerShares Financial Preferred Portfolio (“PGF”) is based on the Wells Fargo® Hybrid and Preferred Securities Financial Index. The underlying index is a market capitalization weighted index designed to track the performance of preferred securities (and securities that Wells Fargo & Company and Wells Fargo Securities, LLC believe are functionally equivalent to preferred securities, including, but not limited to, depositary preferred securities, perpetual subordinated debt and certain capital securities) traded in the U.S. market and issued by financial institutions. PGF will normally invest at least 90% of its total assets in preferred securities that comprise the underlying index. PGF is passively managed and uses a Representative Sampling Strategy. PGF’s investment adviser is Invesco PowerShare Capital Management LLC and the underlying index is sponsored by Wells Fargo & Company and Wells Fargo Securities, LLC. More information regarding PGF can be located on the ETF’s website: http://www.invescopowershares.com/products/overview.aspx?ticker=PGF.

The SPDR® Wells Fargo® Preferred Stock ETF (“PSK”) seeks to provide investment results that, before fees and expenses, correspond generally to the total return of the Wells Fargo Hybrid and Preferred Securities Aggregate Index. The underlying index is a modified market capitalization weighted index designed to measure the performance of non-convertible preferred stock and securities that are functionally equivalent to preferred stock, including, but not limited to, depositary preferred securities, perpetual subordinated debt and certain securities issued by banks and other financial institutions that are eligible for capital treatment. The ETF is most heavily invested in the financial sector. The ETF generally invests substantially all, but at least 80%, of its total assets in securities that comprise the underlying index. The ETF is passively managed, attempting to track the performance of an unmanaged index of securities, and uses a Representative Sampling Strategy. The ETF’s investment advisor is SSgA Funds Management, Inc. and the underlying index is sponsored by Wells Fargo & Company. More information regarding PSK can be located on the ETF’s website: https://www.spdrs.com/product/fund.seam?ticker=PSK.

License Agreement

We have entered into an agreement with the Index Sponsor, which provides us and our affiliates with a non-transferable, exclusive and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

Disclaimer

The NYSE® Diversified High Income Index is a service mark of NYSE Euronext or its affiliates (“NYSE Euronext”) and has been licensed for use by UBS AG in connection with the Securities. The Securities are not sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the Securities or the ability of the Index to track the general stock market performance.

NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities elsewhere in this pricing supplement.

“Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchange on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

When calculating the Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount, the Calculation Agent will convert cash distributions on the Index Constituent Securities made in non-U.S. Dollar currencies to U.S. Dollars using the following rates:

(i) Where the exchange rate for the non-U.S. Dollar currency is quoted as U.S. Dollar currency per non-U.S. Dollar currency, the official Bloomberg L160 Fix Currency Bid calculated at or around 4:00 p.m. U.K. time on the day prior to the ex-date of such cash distributions; and

(ii) Where the exchange rate for the non-U.S. Dollar currency is quoted as non-U.S. Dollar currency per U.S. Dollar currency, the official Bloomberg L160 Fix Currency Ask calculated at or around 4:00 p.m. U.K. time on the day prior to the ex-date of such cash distributions.

As used throughout this pricing supplement and, in particular, in the definitions of “Reference Distribution Amount” and “Stub Reference Distribution Amount”, the term “cash distributions” includes only ordinary cash dividends or distributions, but excludes special cash dividends or distributions. Such “cash distributions” may also reflect reductions for withholding taxes. Only the cash distributions on non-U.S. Index Constituent Securities in the Index, if any, will reflect such withholding taxes. This may result in a lower Coupon Amount than would have been paid if the Reference Distribution Amount and Stub Reference Distribution Amount were based on gross cash distributions. Information about the withholding tax rates that will be applied can be found at the Index Sponsor’s website at http://www.nyse.com/indices. That information is proprietary to the Index Sponsor and is subject to change, and is not a part of, or incorporated by reference in, this prospectus supplement.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity or call, upon acceleration or upon early redemption, and the Coupon Amount, if any.

Information about Coupon Amount begins on page S-33 of the accompanying product supplement. The method for determining the cash settlement amount at maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount begins on pages S-34, S-37, S-40 and S-41, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement and, except as otherwise described below, is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of accounting for tax purposes. You will be required to treat such amounts in such a manner despite the fact that (i) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities and (ii) such amounts may be attributable to distributions on the Index Constituent Securities that would, if received directly, be subject to a more advantageous tax treatment. For example, such amounts may be attributable to distributions on the Index Constituent Securities that, if received directly by certain holders, would be treated as (i) tax-exempt interest income, (ii) dividends subject to tax at long-term capital gains rates, (iii) dividends eligible for the dividends-received deduction, (iv) tax-free return of capital distributions, or (v) distributions attributable to partnership allocations of long-term capital gains. If your Securities are treated in the manner described above (and subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the Coupon Amount and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Section 1260 of the Code.    It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of

Material U.S. Federal Income Tax Consequences

the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, (i) a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, (ii) a derivative contract of the type represented by the Securities should be treated as a forward contract, and (iii) partnerships, regulated investment companies, and real estate investment trusts are considered to be pass-thru entities. We expect that (i) the BDCs and ETFs that are referenced by the Index will generally be treated as regulated investments companies for tax purposes, (ii) the MLPs that are referenced by the Index will generally be treated as partnerships for tax purposes, and (iii) the REITs and Mortgage REITs that are referenced by the Index will generally be treated as real estate investment trusts for tax purposes. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index that primarily references pass-thru entities, such as the Index. Although the matter is not free from doubt, it is likely that Section 1260 of the Code should apply to the portion of your return on the Securities that is determined by reference to the Index Constituents that are pass-thru entities (the “Pass-Thru Index Constituents”).

If such portion of your Securities is subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities that is attributable to the Pass-Thru Index Constituents would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” — i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Pass-Thru Index Constituents (in an amount equal to the notional amount of Pass-Thru Index Constituents that are referenced by your Securities) on the date that you purchased your Securities and sold your interest in such Pass-Thru Index Constituents on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities that is attributable to the Pass-Thru Index Constituents (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the Excess Gain Amount should be determined in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange or maturity of a Security that is attributable to the Pass-Thru Index Constituents would be subject to recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in such Pass-Thru Index Constituents on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, it is unclear whether the Excess Gain Amount should be based on the aggregate of such Pass-Thru Index Constituents or on each such Pass-Thru Index Constituent individually. If the determination must be based on each such Pass-Thru Index Constituent individually it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Tracking Fee and Redemption Fee (or portion thereof) with respect to the Securities.

The Excess Gain Amount with respect to your Securities will depend on a number of factors that we cannot predict. First, the Excess Gain Amount will depend in part upon whether the distributions on the Pass-Thru Index Constituents to which the Coupon Amounts are attributable would be treated as ordinary income (or would be attributable to allocations of ordinary income) if an investor were to directly receive such amounts.

Second, the Index is scheduled to rebalance quarterly (and may rebalance on the occurrence of a Corporate Action). Accordingly, a holder that instead purchases the Pass-Thru Index Constituents may

Material U.S. Federal Income Tax Consequences

recognize short-term capital gain upon the rebalancing of such holders’ portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities, a holder of Securities should generally not recognize any short-term capital gain upon the sale, exchange, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

Because you will only be able to avoid the application of Section 1260 of the Code to your Securities (if the Securities are subject to Section 1260) if you can demonstrate through clear and convincing evidence that the Excess Gain Amount in respect of your Securities is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale, exchange, redemption or maturity of the Securities that is attributable to the Pass-Thru Index Constituents as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Because the application of Section 1260 constructive ownership rules to the Securities is unclear, you are strongly urged to consult your tax advisor regarding the potential application of such rules to your investment in the Securities.

Alternative Treatments.    For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-51 of the accompanying product supplement.

Unrelated Business Taxable Income.    A United States holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the Securities constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, income or gain from the Securities should not constitute UBTI to a United States holder that is a tax-exempt organization unless such holder has incurred “debt-financing” in respect of its acquisition or ownership of the Securities. As noted above, it is possible that the Securities could be treated as other than a pre-paid derivative contract in respect of the Index. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your Securities are so treated, a portion of any income or gain that you recognize with respect to the Security would likely constitute UBTI.

Non-United States Holders.    The discussion below in this section replaces the discussion under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-54 of the accompanying product supplement. The discussion below addresses the tax treatment of a non-United States holder of Securities. You are a non-United States holder if you are a beneficial owner of a Security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

Due to the uncertainty regarding the tax characterization of the Securities there is a substantial uncertainty regarding the tax treatment of non-United States holders. Given this uncertainty, we intend to withhold 30% of any Coupon Amounts paid to non-United States holders for which we are the withholding agent, unless (i) that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8ECI) or (ii) the Coupon Amounts are eligible for a reduced withholding tax rate under an applicable treaty under any possible characterization of the Coupon Amounts. Any “effectively connected income” from your Securities, including also any gain from the sale or settlement of your Securities that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a United States holder. In addition, if you are a corporate non-United States holder, any “effectively connected income” from your Securities may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

In addition, if you own or are treated as owning more than 5% of the Securities or if the Securities are not considered regularly traded on an established securities market, then you may be subject to a “FIRPTA tax” under Section 897 of the Code if any of the Index Constituent Securities are treated as a “United States real property interest” (“USRPI”) within the meaning of Section 897 of the Code. If the Securities are so treated, (i) all or a portion of any gain that you recognize upon the sale, exchange, redemption or maturity of your Securities would be deemed to be “effectively connected income,” that would generally be subject to tax in the manner described in the previous paragraph, and (ii) amounts that you receive upon the sale, exchange, redemption or maturity of your Securities could be subject to a withholding tax. We will not attempt to ascertain whether any component of the Index would be treated as a USRPI. You should refer to information filed with the SEC with respect to each Index component and consult your tax advisor regarding the possible consequences to you, if any, if any component of the Index is or becomes a USRPI. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a USRPI.

In addition, it is possible you could be subject to a 30% withholding tax under the Foreign Account Tax Compliance Act (“FATCA”) if you sell the Securities on or after January 1, 2017. You should consult your tax advisor regarding the possibility of FATCA withholding tax applying to your Securities.

If we or other payors impose any of the withholding taxes described above (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such withholding tax.

As noted above, because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. Under one such alternative characterization, you could be treated as directly owning the Index Constituent Securities. If your Securities are so treated, you may be treated as engaged in a United States trade or business as a result of your constructive ownership of certain components of the Index, in which case you may be required to file U.S. federal and state (and possibly local) income tax returns in respect of such ownership and you may be subject to net income tax at the marginal tax rates applicable to U.S. holders. In addition, a non-United States holder that is a foreign corporation could potentially be subjected to the United States branch profits tax.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report payments of Coupon Amounts on your Securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

Supplemental Plan of Distribution

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell additional Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

Index Constituent Securities as of April 14, 2015

Ticker	Name	Index Weight
PCY	PowerShares Emerging Markets Sovereign Debt ETF	10.20%
HYG	iShares iBoxx $ High Yield Corporate Bond ETF	9.95%
PFF	iShares US Preferred Stock ETF	7.41%
HYD	Market Vectors High Yield Municipal Index ETF	5.27%
IDV	iShares International Select Dividend ETF	4.39%
ARCC	Ares Capital Corp	4.16%
RGP	Regency Energy Partners LP	3.22%
PZA	PowerShares National AMT-Free Municipal Bond Ptf	3.06%
NLY	Annaly Capital Management Inc	2.37%
PSEC	Prospect Capital Corp	2.34%
AGNC	American Capital Agency Corp	1.89%
FSIC	FS Investment Corp	1.86%
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	1.71%
PGX	PowerShares Preferred Portfolio	1.59%
DPM	DCP Midstream Partners LP	1.49%
AINV	Apollo Investment Corp	1.41%
DWX	SPDR S&P International Dividend ETF	1.40%
IRM	Iron Mountain Inc	1.40%
GE	General Electric Co	1.39%
SDIV	Global X SuperDividend ETF	1.06%
CVX	Chevron Corp	1.04%
CMLP	Crestwood Midstream Partners LP	1.00%
TGP	Teekay LNG Partners LP	1.00%
SNH	Senior Housing Properties Trust	0.90%
PGF	PowerShares Financial Preferred ETF	0.88%
HPT	Hospitality Properties Trust	0.86%
FSC	Fifth Street Finance Corp	0.84%
NGL	NGL Energy Partners LP	0.83%
NTI	Northern Tier Energy LP	0.81%
CIM	Chimera Investment Corp	0.79%
GLPI	Gaming and Leisure Properties Inc	0.74%
OUT	Outfront Media Inc	0.72%
TOO	Teekay Offshore Partners LP	0.68%
NMFC	New Mountain Finance Corp	0.67%
CLMT	Calumet Specialty Products Partners LP	0.63%
TCPC	TCP Capital Corp	0.61%
RYN	Rayonier Inc	0.60%
TCAP	Triangle Capital Corp	0.58%
PNNT	PennantPark Investment Corp	0.52%
MO	Altria Group Inc	0.52%
BKCC	BlackRock Capital Investment Corp	0.52%
KMI	Kinder Morgan Inc	0.50%
EXLP	Exterran Partners LP	0.49%
MEMP	Memorial Production Partners LP	0.47%

Ticker	Name	Index Weight
IVR	Invesco Mortgage Capital Inc	0.47%
MCD	McDonald’s Corp	0.46%
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.46%
GMLP	Golar LNG Partners LP	0.45%
VNR	Vanguard Natural Resources LLC	0.44%
MMLP	Martin Midstream Partners LP	0.44%
LXP	Lexington Realty Trust	0.41%
EMES	Emerge Energy Services LP	0.40%
MCC	Medley Capital Corp	0.40%
ALDW	Alon USA Partners LP	0.40%
SIR	Select Income Reit	0.39%
CEQP	Crestwood Equity Partners LP	0.38%
CYS	CYS Investments Inc	0.36%
CPLP	Capital Product Partners LP	0.35%
CSG	Chambers Street Properties	0.34%
SDLP	Seadrill Partners LLC	0.33%
TCRD	THL Credit Inc	0.32%
OXY	Occidental Petroleum Corp	0.31%
TICC	TICC Capital Corp	0.31%
DUK	Duke Energy Corp	0.28%
GOV	Government Properties Income Trust	0.28%
CMO	Capstead Mortgage Corp	0.28%
ARR	ARMOUR Residential REIT Inc	0.27%
KRFT	Kraft Foods Group Inc	0.26%
FSFR	Fifth Street Senior Floating Rate Corp	0.24%
USAC	USA Compression Partners LP	0.24%
CCLP	CSI Compressco LP	0.24%
LVS	Las Vegas Sands Corp	0.23%
FSP	Franklin Street Properties Corp	0.23%
MTGE	American Capital Mortgage Investment Corp	0.23%
D	Dominion Resources Inc	0.22%
RAI	Reynolds American Inc	0.20%
TLP	TransMontaigne Partners LP	0.20%
TAXI	Medallion Financial Corp	0.20%
WMB	Williams Companies Inc	0.19%
NYMT	New York Mortgage Trust Inc	0.19%
PSK	SPDR Wells Fargo Preferred Stock ETF	0.17%
IRET	Investors Real Estate Trust	0.16%
CME	CME Group Inc	0.16%
EXC	Exelon Corp	0.15%
WMC	Western Asset Mortgage Capital Corp	0.15%
RSO	Resource Capital Corp	0.14%
AEP	American Electric Power Company Inc	0.14%
LB	L Brands Inc	0.14%
MITT	AG Mortgage Investment Trust Inc	0.13%
LO	Lorillard Inc	0.13%
PCG	PG&E Corp	0.13%
SE	Spectra Energy Corp	0.13%

Ticker	Name	Index Weight
DLNG	Dynagas LNG Partners LP	0.13%
SXE	Southcross Energy Partners LP	0.12%
MEP	Midcoast Energy Partners LP	0.11%
PEG	Public Service Enterprise Group Inc	0.11%
DX	Dynex Capital Inc	0.11%
AMID	American Midstream Partners LP	0.09%
ED	Consolidated Edison Inc	0.09%
XEL	Xcel Energy Inc	0.09%
CCG	Campus Crest Communities Inc	0.08%
FE	FirstEnergy Corp	0.08%
GOOD	Gladstone Commercial Corp	0.07%
WSR	Whitestone REIT	0.06%
CORR	CorEnergy Infrastructure Trust Inc	0.06%
IRT	Independence Realty Trust Inc	0.06%
ORC	Orchid Island Capital Inc	0.06%
AEE	Ameren Corp	0.05%
AHH	Armada Hoffler Properties Inc	0.05%
GRMN	Garmin Ltd	0.05%
CINF	Cincinnati Financial Corp	0.04%
DRI	Darden Restaurants Inc	0.04%
HP	Helmerich & Payne Inc	0.04%
SCG	SCANA Corp	0.04%
APTS	Preferred Apartment Communities Inc	0.04%
PNW	Pinnacle West Capital Corp	0.04%
POM	Pepco Holdings Inc	0.03%
GAS	AGL Resources Inc	0.03%
TEG	Integrys Energy Group Inc	0.03%
BRG	Bluerock Residential Growth REIT Inc	0.03%
WR	Westar Energy Inc	0.03%
JMI	JAVELIN Mortgage Investment Corp	0.02%
GME	GameStop Corp	0.02%
GXP	Great Plains Energy Inc	0.02%
UMPQ	Umpqua Holdings Corp	0.02%
VVC	Vectren Corp	0.02%
AEO	American Eagle Outfitters Inc	0.02%
TUP	Tupperware Brands Corp	0.02%
HE	Hawaiian Electric Industries Inc	0.02%
FMER	FirstMerit Corp	0.02%
FNFG	First Niagara Financial Group Inc	0.02%
PNY	Piedmont Natural Gas Company Inc	0.02%
CVA	Covanta Holding Corp	0.01%
UIL	UIL Holdings Corp	0.01%
UBSI	United Bankshares Inc	0.01%
ALE	ALLETE Inc	0.01%
FNB	F.N.B. Corp	0.01%
LG	Laclede Group Inc	0.01%

ANNEX B

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90270L 859

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [                    ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of early redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the broker’s confirmation of redemption, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

ANNEX C

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, Exchange Traded Access Securities due November 12, 2043, CUSIP No. 90270L 859, redeemable for a cash amount based on the performance of the NYSE® Diversified High Income Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this broker’s confirmation of redemption is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

C-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement
Risk Factors	PS-1
Hypothetical Examples	PS-13
The NYSE® Diversified High Income Index	PS-19
Additional Terms of the Securities	PS-33
Material U.S. Federal Income Tax Consequences.	PS-34
Supplemental Plan of Distribution	PS-38
Conflicts of Interest	PS-39
Index Constituent Securities as of April 14, 2015	A-1
Notice of Early Redemption	B-1
Broker’s Confirmation of Redemption	C-1

Product Supplement
Product Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Valuation of the Index and the Securities	S-30
General Terms of the Securities	S-32
Use of Proceeds and Hedging	S-49
Material U.S. Federal Income Tax Consequences	S-50
Benefit Plan Investor Considerations	S-56
Supplemental Plan of Distribution	S-58
Conflicts of Interest	S-58
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$100,000,000 ETRACS

Monthly Pay 2×Leveraged

Diversified High Income

ETN due November 12,

2043

Amendment No. 3 dated April 17, 2015* to

Pricing Supplement dated November 12, 2013

(To Product Supplement dated November 14, 2014 and

Prospectus dated November 14, 2014)

UBS Investment Bank